SOUTHWEST REPORTS RECORD THIRD QUARTER NET INCOME AND EARNINGS PER SHARE

DALLAS, TEXAS - October 24, 2019 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its third quarter 2019 results:

•	Third quarter record net income and earnings per diluted share of $659 million and $1.23, respectively

•	Third quarter record operating revenues of $5.6 billion

•	Operating margin[1] of 14.5 percent, and net margin[2] of 11.7 percent

•	Operating cash flow of $1.1 billion; free cash flow[3] of $716 million; returned $596 million to Shareholders through share repurchases and dividends

•	Return on invested capital (ROIC)[3] pre-tax of 23.7 percent for the 12 months ended September 30, 2019, or 18.6 percent on an after-tax basis

•	Third quarter federal tax benefit of $31 million, or $.05 per diluted share

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "Our third quarter 2019 record financial performance was notable considering an estimated $210 million reduction in operating income due to the continued grounding of the Boeing 737 MAX 8 aircraft (MAX). Notwithstanding this challenge, we generated record third quarter operating and unit revenues; solid margins; strong cash flows and returns to Shareholders; and a healthy profitsharing accrual for our Employees. I am extremely grateful to our People for their unwavering commitment to the highest levels of Customer Service, and applaud them for one of the best third quarter operational performances in our history.

"We are engaged in ongoing discussions with The Boeing Company (Boeing) regarding compensation for damages related to the MAX groundings. The operating income reduction from the MAX groundings is estimated to be $435 million for the nine months ended September 30, 2019, and we expect the damages to continue to grow into 2020. We have not reached a settlement with Boeing, and no estimated settlement amounts have been included in our third quarter 2019 results.

"Boeing stated yesterday they are targeting regulatory approval of MAX return to service in fourth quarter 2019. Upon a rescission of the Federal Aviation Administration (FAA) order to ground the MAX, we continue to estimate it will take us one to two months to comply with applicable FAA directives, including all necessary Pilot training. As such, the MAX has been removed from our flight schedule through February 8, 2020. The FAA will determine the timing of MAX return to service, and we offer no assurances that current estimations and timelines are correct.

"I am proud of the superb job our People are doing to manage the financial and operational impacts of the MAX-related flight schedule adjustments. Third quarter 2019 unit revenue growth was a strong
4.2 percent, year-over-year, which was in line with our expectations. And, we continue to control costs despite significant year-over-year unit cost pressures resulting from the MAX groundings.

"Looking ahead to fourth quarter 2019, our financial outlook remains stable and solid. Thus far, Customer demand remains strong and the revenue environment remains healthy. Based on these trends and current bookings, we are expecting another positive year-over-year unit revenue performance in fourth quarter 2019, despite the suboptimized flight schedule during the holiday time periods, as a result of the extended MAX groundings. While we expect the MAX groundings will put pressure on fourth quarter 2019 unit costs, we remain diligent in our cost control efforts and currently expect fourth quarter 2019 year-over-year unit cost growth to ease from third quarter 2019's year-over-year unit cost growth, excluding fuel and oil expense and profitsharing expense, of
7.6 percent.

"We recently announced that new service between Sacramento and Honolulu, and between Honolulu and Lihue, will begin in November 2019, accelerated from our previous plan to start in January 2020. New flights from Oakland and San Jose to both Lihue and Kona, and new interisland service between Honolulu and Hilo, and between Kona and Kahului, will begin in January 2020. By March 2020, we plan to offer 12 daily departures from California to Hawaii, and 34 daily departures among the Hawaiian Islands. We are very pleased with the strength of Customer demand for Southwest service in Hawaii, and it will continue to be a focus for growth in 2020.

"Our network is performing extremely well, and we look forward to resuming our growth next year once the MAX is returned safely to service. Although our 2019 and 2020 plans have been affected, our long-term financial goals remain unchanged: maintain a strong balance sheet, investment-grade credit ratings, and ample liquidity; generate robust operating and free cash flows; grow earnings, margins, and capital returns; and maintain healthy Shareholder returns."

Revenue Results and Outlook
The Company's third quarter 2019 total operating revenues increased 1.1 percent, year-over-year, to a third quarter record $5.6 billion, despite the negative impacts as a result of the MAX groundings. Third quarter 2019 operating revenue per available seat mile (RASM, or unit revenues) was a record
14.32 cents, and increased 4.2 percent, driven largely by a passenger revenue yield increase of

4.1 percent, and offset slightly by a load factor decrease of 0.4 points, all year-over-year. Third quarter 2019 RASM benefited year-over-year by approximately two points as a result of lower third quarter 2019 available seat miles (ASMs, or capacity) due to the MAX groundings, as well as an approximate one-point tailwind—with one-half point related to the Company's third quarter 2018 suboptimal schedule from the 2017 accelerated retirement of its 737-300 (Classic) fleet, and one-half point related to the revenue effects from the Flight 1380 accident in April 2018. Third quarter 2019 RASM also benefited year-over-year by an approximate one-half point due to revenue management capabilities implemented in 2018.

Currently, passenger booking and revenue trends remain solid, and the Company expects fourth quarter 2019 RASM to be in the range of flat to up 2 percent, compared with fourth quarter 2018. The Company's outlook for fourth quarter 2019 assumes no year-over-year RASM net benefit due to the MAX groundings, unlike second and third quarter 2019. The estimated year-over-year RASM benefit of two to three points driven by lower fourth quarter 2019 capacity from the MAX groundings is expected to be offset by the negative year-over-year RASM effects from the complexity of adjusting the Company's previously published fourth quarter 2019 flight schedule. The Company's adjustments to remove the MAX aircraft from its fourth quarter 2019 flight schedule provide for a more uniform week-to-week schedule over the peak holiday period relative to fourth quarter 2018, which is needed to maintain schedule feasibility and minimize disruption to Customers and the operation. As a result, there is more year-over-year flying in off-peak periods and—due to a fleet deficit—less flying in peak periods than planned, or optimal.

Cost Performance and Outlook
Third quarter 2019 total operating expenses increased 0.9 percent, year-over-year, to $4.8 billion. Total operating expenses per ASM (CASM, or unit costs) increased 4.0 percent, compared with third quarter 2018. Excluding last year's special items3, third quarter 2019 total operating expenses increased
0.9 percent to $4.8 billion, or 3.9 percent on a unit basis, year-over-year.

Third quarter 2019 economic fuel costs3 were $2.07 per gallon and included $.04 per gallon in premium expense with no cash settlements from fuel derivative contracts, compared with $2.25 per gallon in third quarter 2018, which included $.06 per gallon in premium expense and $.10 per gallon in favorable cash settlements from fuel derivative contracts. Third quarter 2019 ASMs per gallon, or fuel efficiency, decreased 0.9 percent, year-over-year, due to the removal of the Company's most fuel-efficient aircraft from its schedule as a result of the MAX groundings. The Company expects fourth quarter 2019 fuel efficiency to decrease in the range of 1 to 2 percent, year-over-year, as a result of the MAX groundings.

Based on the Company's existing fuel derivative contracts and market prices as of October 18, 2019, fourth quarter 2019 economic fuel costs are estimated to be in the range of $2.05 to $2.15 per gallon4, including $.04 per gallon in premium expense with no cash settlements from fuel derivative contracts, compared with $2.25 per gallon in fourth quarter 2018, which included $.06 per gallon in premium expense and $.06 per gallon in favorable cash settlements from fuel derivative contracts. As of October 18, 2019, the fair market value of the Company's fuel derivative contracts for the remainder of 2019 was an asset of approximately $2 million, and the fair market value of the fuel hedge portfolio settling in 2020 and beyond was an asset of approximately $134 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items, third quarter 2019 operating expenses increased
4.4 percent, compared with third quarter 2018. Third quarter 2019 profitsharing expense was
$144 million, compared with $135 million in third quarter 2018. Excluding fuel and oil expense, special items, and profitsharing expense, third quarter 2019 operating expenses increased 4.3 percent, or
7.6 percent on a unit basis, year-over-year. Approximately six to seven points of this year-over-year unit cost increase was due to the MAX groundings and the resulting lower third quarter 2019 capacity. The year-over-year increase of 7.6 percent in third quarter 2019 CASM, excluding fuel and oil expense, special items, and profitsharing expense, was better than expected primarily due to favorable airport settlements, lower than expected airport rate increases, and continued cost control.

Based on current cost trends, the Company expects fourth quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the 4 to 6 percent range, compared with fourth quarter 2018. Prior to the MAX groundings, the Company expected fourth quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, to decrease approximately 2 percent, year-over-year. Approximately six points of the expected incremental year-over-year unit cost increase in fourth quarter 2019 are driven by lower fourth quarter 2019 capacity as a result of the MAX groundings, net of two to three points of year-over-year unit cost benefit driven by more year-over-year flying in off-peak periods as a result of fourth quarter 2019 flight schedule adjustments. Additionally, the Company expects approximately one point of year-over-year unit cost increase in fourth quarter 2019 due to the shifting of maintenance and technology expenses from third quarter into fourth quarter 2019. Once the Company publishes its flight schedule, its operating costs are largely fixed. The Company currently has flights for sale through April 13, 2020, with the MAX removed from its flight schedule through February 8, 2020.

Third Quarter Results
Third quarter 2019 net income was a third quarter record $659 million, or a third quarter record
$1.23 per diluted share, compared with third quarter 2018 net income of $615 million, or $1.08 per diluted share, and compared with third quarter 2019 First Call consensus estimate of $1.08 per diluted share.

Other expenses in third quarter 2019 decreased by $12 million, year-over-year, primarily due to higher interest income in third quarter 2019 as a result of higher interest rates and a higher cash balance, combined with lower interest expense as a result of less outstanding debt.

The Company's third quarter 2019 effective tax rate was 19.5 percent, lower than previously expected primarily due to a $31 million federal tax benefit attributable to a recent clarification of certain tax laws regarding bonus depreciation. The Company estimates its fourth quarter 2019 effective tax rate to be approximately 23.0 percent.

Liquidity and Capital Deployment
As of September 30, 2019, the Company had approximately $4.0 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1.0 billion. Net cash provided by operations during third quarter 2019 was $1.1 billion, capital expenditures were $375 million, and free cash flow was $716 million. The Company repaid approximately $70 million in debt and finance lease obligations during third quarter 2019, and expects to repay approximately $346 million in debt and finance lease obligations during fourth quarter 2019.

During third quarter 2019, the Company returned $596 million to its Shareholders through the repurchase of $500 million of common stock and the payment of $96 million in dividends. The Company repurchased 7.5 million shares of common stock pursuant to a $500 million accelerated share repurchase (ASR) program launched during third quarter 2019, representing an estimated
75 percent of the shares expected to be repurchased under that ASR program. The third quarter ASR program is expected to terminate no later than October 29, 2019. In addition, the Company received an additional 2.0 million shares of common stock in final settlement of its $400 million ASR program launched during second quarter 2019 and completed in August 2019. The Company's third quarter 2019 ASR program completed the remaining $400 million of its previous $2.0 billion share repurchase program that had been authorized by its Board of Directors in May 2018, and initiated $100 million of its
$2.0 billion share repurchase program authorized by its Board of Directors in May 2019. The Company has $1.9 billion remaining under its current authorization.

For the nine months ended September 30, 2019, net cash provided by operations was approximately $3.2 billion. Capital expenditures were approximately $766 million, and free cash flow was approximately $2.4 billion. This enabled the Company to return approximately $1.8 billion to Shareholders through the repurchase of $1.45 billion in common stock and the payment of $372 million in dividends.

Due to the delay in MAX deliveries, and based on Boeing's targeted regulatory approval of MAX return to service in fourth quarter 2019, the Company now estimates its annual 2019 capital expenditures to be in the range of $1.1 billion to $1.2 billion, compared with its previous guidance in the range of $1.2 billion to $1.3 billion.

Fleet and Capacity
The Company ended third quarter 2019 with 752 aircraft in its fleet. All 34 of the Company's MAX aircraft were grounded as of March 13, 2019, to comply with the FAA emergency order issued for all U.S. airlines to ground all MAX aircraft. Further, Boeing is not delivering new MAX aircraft and, therefore, not meeting its contractual delivery schedule. Based on Boeing's targeted regulatory approval of MAX return to service in fourth quarter 2019, the Company currently expects to receive seven MAX aircraft deliveries during fourth quarter 2019, with the remaining 34 MAX aircraft originally scheduled for delivery in 2019 shifting into 2020. As previously disclosed, as a result of the MAX groundings, the Company deferred the retirement of seven of its owned 737-700 aircraft to future years. The Company retired one 737-700 aircraft during third quarter 2019, and plans to retire an additional ten 737-700 aircraft during fourth quarter 2019. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company's third quarter 2019 ASMs decreased 2.9 percent, year-over-year. For fourth quarter 2019, the Company expects ASMs to decrease in the range of 0.5 to 1 percent, year-over-year. The Company now expects annual 2019 ASMs to decrease approximately 1.5 percent, within its previous guidance range of a decrease of 1 to 2 percent, year-over-year.

Regulatory approval of MAX return to service is subject to Boeing's ongoing work with the FAA, who will determine the timing of MAX return to service. Any changes to current estimations could result in additional flight schedule adjustments and reductions beyond February 8, 2020, further delays in aircraft deliveries, and additional financial damages. The Company continues to plan for multiple MAX return to service scenarios.

Awards and Recognitions

•	Ranked #3 on the list of Top-Rated Workplaces in 2019 by Indeed

•	Ranked among the Best Airline Rewards Programs by U.S. News & World Report

•	Named a Best Employer for Women 2019 by Forbes

•	Among Forbes' list of America's Best Employers for New Graduates 2019

•	Named a Top 100 Internship Program by WayUp

Conference Call
The Company will discuss its third quarter 2019 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1Operating margin is calculated as operating income divided by operating revenues.
2Net margin is calculated as net income divided by operating revenues.
3See Note Regarding Use of Non-GAAP Financial Measures for additional information on free cash flow, ROIC, and special items. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
4Based on the Company's existing fuel derivative contracts and market prices as of October 18, 2019, fourth quarter 2019 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.05 to $2.15 range. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, goals, expectations, and projected results of operations, including factors and assumptions underlying the Company’s projections; (ii) the Company’s plans and expectations related to the return of the MAX to service; (iii) the Company's network and growth plans and expectations; (iv) the Company’s capacity plans and expectations; (v) the Company’s strategies for minimizing disruption to its Customers and its operation, taking into account the MAX groundings; (vi) the Company’s expectations with respect to fuel efficiency and fuel costs and the Company’s related management of risk associated with changing jet fuel prices; (vii) the Company’s expectations with respect to liquidity (including its plans for the repayment of debt and finance lease obligations) and anticipated capital expenditures, and the factors underlying the Company’s projections; (viii) the expected timing of aircraft deliveries, including the factors underlying the Company’s expectations; and (ix) the Company’s fleet plans. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the Company’s dependence on Boeing and the FAA with respect to the timing of the return of the 737 MAX to service and any related changes to the Company’s operational and financial assumptions and decisions; (ii) the impact of governmental regulations and other actions, as well as consumer perception, on consumer behavior; (iii) the impact of economic conditions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business plans; (iv) the impact of fuel price changes on the Company’s results of operations; and (v) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2019	2018	Percent Change	2019	2018	Percent Change
OPERATING REVENUES:
Passenger	$5,230	$5,194	0.7	$15,462	$15,137	2.1
Freight	42	43	(2.3)	129	130	(0.8)
Other	367	338	8.6	1,107	994	11.4
Total operating revenues	5,639	5,575	1.1	16,698	16,261	2.7

OPERATING EXPENSES:
Salaries, wages, and benefits	2,002	1,912	4.7	6,046	5,659	6.8
Fuel and oil	1,090	1,205	(9.5)	3,242	3,425	(5.3)
Maintenance materials and repairs	313	283	10.6	916	814	12.5
Landing fees and airport rentals	345	337	2.4	1,036	1,011	2.5
Depreciation and amortization	308	301	2.3	906	870	4.1
Other operating expenses	762	739	3.1	2,260	2,096	7.8
Total operating expenses	4,820	4,777	0.9	14,406	13,875	3.8

OPERATING INCOME	819	798	2.6	2,292	2,386	(3.9)

OTHER EXPENSES (INCOME):
Interest expense	30	33	(9.1)	90	99	(9.1)
Capitalized interest	(10)	(9)	11.1	(27)	(29)	(6.9)
Interest income	(23)	(20)	15.0	(70)	(47)	48.9
Other (gains) losses, net	3	8	(62.5)	8	16	(50.0)
Total other expenses (income)	—	12	n.m.	1	39	(97.4)

INCOME BEFORE INCOME TAXES	819	786	4.2	2,291	2,347	(2.4)
PROVISION FOR INCOME TAXES	160	171	(6.4)	504	536	(6.0)
NET INCOME	$659	$615	7.2	$1,787	$1,811	(1.3)

NET INCOME PER SHARE:
Basic	$1.24	$1.08	14.8	$3.30	$3.13	5.4
Diluted	$1.23	$1.08	13.9	$3.29	$3.13	5.1

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	533	569	(6.3)	542	578	(6.2)
Diluted	534	569	(6.2)	543	579	(6.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2019	2018	Percent Change	2019	2018	Percent Change
Fuel and oil expense, unhedged	$1,070	$1,225		$3,214	$3,459
Add: Premium cost of fuel contracts	20	34		75	101
Deduct: Fuel hedge gains included in Fuel and oil expense, net	—	(54)		(47)	(135)
Fuel and oil expense, as reported	$1,090	$1,205		$3,242	$3,425
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	2		—	14
Fuel and oil expense, excluding special items (economic)	$1,090	$1,207	(9.7)	$3,242	$3,439	(5.7)

Total operating expenses, as reported	$4,820	$4,777		$14,406	$13,875
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	2		—	14
Add: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	25
Total operating expenses, excluding special items	$4,820	$4,779	0.9	$14,406	$13,914	3.5
Deduct: Fuel and oil expense, excluding special items (economic)	(1,090)	(1,207)		(3,242)	(3,439)
Operating expenses, excluding Fuel and oil expense and special items	$3,730	$3,572	4.4	$11,164	$10,475	6.6
Deduct: Profitsharing expense	(144)	(135)		(403)	(403)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,586	$3,437	4.3	$10,761	$10,072	6.8

Operating income, as reported	$819	$798		$2,292	$2,386
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(2)		—	(14)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	(25)
Operating income, excluding special items	$819	$796	2.9	$2,292	$2,347	(2.3)

Net income, as reported	$659	$615		$1,787	$1,811
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(2)		—	(14)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	(25)
Add: Net income tax impact of special items (b)	—	1		—	9
Net income, excluding special items	$659	$614	7.3	$1,787	$1,781	0.3

Net income per share, diluted, as reported	$1.23	$1.08		$3.29	$3.13
Deduct: Impact from fuel contracts	—	—		—	(0.02)
Deduct: Impact of special items	—	—		—	(0.04)
Add: Net income tax impact of special items (b)	—	—		—	0.01
Net income per share, diluted, excluding special items	$1.23	$1.08	13.9	$3.29	$3.08	6.8
(a) As a result of prior hedge ineffectiveness.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
Revenue passengers carried (000s)	33,538	33,860	(1.0)%	99,758	100,458	(0.7)%
Enplaned passengers (000s)	41,098	41,424	(0.8)%	121,480	121,898	(0.3)%
Revenue passenger miles (RPMs) (in millions) (a)	32,889	34,024	(3.3)%	98,121	99,606	(1.5)%
Available seat miles (ASMs) (in millions) (b)	39,379	40,570	(2.9)%	117,250	119,428	(1.8)%
Load factor (c)	83.5%	83.9%	(0.4) pts.	83.7%	83.4%	0.3 pts.
Average length of passenger haul (miles)	981	1,005	(2.4)%	984	992	(0.8)%
Average aircraft stage length (miles)	737	760	(3.0)%	746	758	(1.6)%
Trips flown	348,237	347,555	0.2%	1,022,311	1,027,699	(0.5)%
Seats flown (000s) (d)	52,441	52,329	0.2%	154,312	154,746	(0.3)%
Seats per trip (e)	150.6	150.6	—	150.9	150.6	0.2%
Average passenger fare	$155.95	$153.40	1.7%	$154.99	$150.68	2.9%
Passenger revenue yield per RPM (cents) (f)	15.90	15.27	4.1%	15.76	15.20	3.7%
RASM (cents) (g)	14.32	13.74	4.2%	14.24	13.62	4.6%
PRASM (cents) (h)	13.28	12.80	3.8%	13.19	12.67	4.1%
CASM (cents) (i)	12.24	11.77	4.0%	12.29	11.62	5.8%
CASM, excluding Fuel and oil expense (cents)	9.47	8.81	7.5%	9.52	8.75	8.8%
CASM, excluding special items (cents)	12.24	11.78	3.9%	12.29	11.65	5.5%
CASM, excluding Fuel and oil expense and special items (cents)	9.47	8.81	7.5%	9.52	8.77	8.6%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	9.11	8.47	7.6%	9.18	8.43	8.9%
Fuel costs per gallon, including fuel tax (unhedged)	$2.04	$2.28	(10.5)%	$2.07	$2.20	(5.9)%
Fuel costs per gallon, including fuel tax	$2.07	$2.24	(7.6)%	$2.09	$2.18	(4.1)%
Fuel costs per gallon, including fuel tax (economic)	$2.07	$2.25	(8.0)%	$2.09	$2.19	(4.6)%
Fuel consumed, in gallons (millions)	524	535	(2.1)%	1,550	1,567	(1.1)%
Active fulltime equivalent Employees	60,590	58,559	3.5%	60,590	58,559	3.5%
Aircraft at end of period	752	742	1.3%	752	742	1.3%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	September 30, 2019		September 30, 2018
Operating income, as reported	$3,112		$3,127
Net impact from fuel contracts	—		(41)
Gain on sale of retired Boeing 737-300 aircraft	—		(25)
Operating income, non-GAAP	$3,112		$3,061
Net adjustment for aircraft leases (a)	108		100
Adjusted operating income, non-GAAP (A)	$3,220		$3,161

Non-GAAP tax rate (B)	21.5%	(d)	22.8%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$2,529		$2,439

Debt, including finance leases (b)	$3,227		$3,461
Equity (b)	9,933		9,513
Net present value of aircraft operating leases (b)	530		624
Average invested capital	$13,690		$13,598
Equity adjustment for hedge accounting (c)	(92)		(98)
Adjusted average invested capital (D)	$13,598		$13,500

Non-GAAP ROIC, pre-tax (A/D)	23.7%		23.4%

Non-GAAP ROIC, after-tax (C/D)	18.6%		18.1%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of September 30, 2019, was 21.5 percent, and the Non-GAAP twelve month rolling tax rate was also 21.5 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information. For annual 2019, the Company estimates its effective tax rate to be in the range of 22.0 to 22.5 percent.
(e) As the twelve month rolling tax rate no longer approximated an annual tax rate due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, the Company utilized the 2018 year-to-date tax rate for 2018 ROIC, after-tax. The 2018 year-to-date GAAP tax rate was 22.8 percent, and the Non-GAAP tax rate for the period was also 22.8 percent. Utilizing the Company's tax rate based on Operating income, non-GAAP for the twelve months ended September 30, 2018, of 25.7 percent, Non-GAAP ROIC, after-tax, would have been 17.4 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,488	$1,854
Short-term investments	1,528	1,835
Accounts and other receivables	867	568
Inventories of parts and supplies, at cost	528	461
Prepaid expenses and other current assets	239	310
Total current assets	5,650	5,028
Property and equipment, at cost:
Flight equipment	21,736	21,753
Ground property and equipment	5,446	4,960
Deposits on flight equipment purchase contracts	933	775
Assets constructed for others	172	1,768
	28,287	29,256
Less allowance for depreciation and amortization	10,445	9,731
	17,842	19,525
Goodwill	970	970
Operating lease right-of-use assets	1,352	—
Other assets	653	720
	$26,467	$26,243
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,274	$1,416
Accrued liabilities	1,456	1,749
Current operating lease liabilities	332	—
Air traffic liability	4,930	4,134
Current maturities of long-term debt	637	606
Total current liabilities	8,629	7,905

Long-term debt less current maturities	2,398	2,771
Air traffic liability - noncurrent	1,036	936
Deferred income taxes	2,643	2,427
Construction obligation	172	1,701
Noncurrent operating lease liabilities	1,014	—
Other noncurrent liabilities	644	650
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,554	1,510
Retained earnings	17,525	15,967
Accumulated other comprehensive income (loss)	(63)	20
Treasury stock, at cost	(9,893)	(8,452)
Total stockholders' equity	9,931	9,853
	$26,467	$26,243

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$659	$615	$1,787	$1,811
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	308	301	906	870
Unrealized/realized gains on fuel derivative instruments	—	(2)	—	(13)
Deferred income taxes	174	104	224	308
Changes in certain assets and liabilities:
Accounts and other receivables	(88)	(13)	(292)	(109)
Other assets	79	(30)	195	(243)
Accounts payable and accrued liabilities	106	161	(240)	80
Air traffic liability	(17)	52	897	1,018
Other liabilities	(87)	—	(210)	—
Cash collateral received from derivative counterparties	—	10	—	150
Other, net	(43)	73	(104)	32
Net cash provided by operating activities	1,091	1,271	3,163	3,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(375)	(454)	(766)	(1,384)
Assets constructed for others	—	(8)	—	(49)
Purchases of short-term investments	(529)	(678)	(1,329)	(1,607)
Proceeds from sales of short-term and other investments	545	531	1,648	1,665
Other, net	—	5	—	5
Net cash used in investing activities	(359)	(604)	(447)	(1,370)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	9	9	29	26
Reimbursement for assets constructed for others	—	8	—	165
Payments of long-term debt and finance lease obligations	(70)	(98)	(245)	(255)
Payments of cash dividends	(96)	(91)	(372)	(332)
Repayment of construction obligation	—	(8)	—	(22)
Repurchase of common stock	(500)	(500)	(1,450)	(1,500)
Other, net	(33)	3	(44)	(7)
Net cash used in financing activities	(690)	(677)	(2,082)	(1,925)

NET CHANGE IN CASH AND CASH EQUIVALENTS	42	(10)	634	609

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,446	2,114	1,854	1,495

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,488	$2,104	$2,488	$2,104

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 18, 2019

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (d)
Average Brent Crude Oil price per barrel	Fourth Quarter 2019 (c)
$40	$1.60 - $1.70
$50	$1.75 - $1.85
Current Market (a)	$2.05 - $2.15
$70	$2.20 - $2.30
$80	$2.35 - $2.45
$90	$2.45 - $2.55
Estimated fuel hedging premium expense per gallon (b)	$.04

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2019	73%
2020	58%
2021	49%
2022	24%

(a) Brent crude oil average market price as of October 18, 2019, was approximately $59 per barrel for fourth quarter 2019.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of October 18, 2019, fourth quarter 2019 GAAP and economic fuel costs are estimated to be in the $2.05 to $2.15 per gallon range, including fuel hedging premium expense of approximately $20 million, or $.04 per gallon, with no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of October 18, 2019.

Southwest Airlines Co.
737 Delivery Schedule
As of September 30, 2019

Note: This delivery schedule reflects contractual commitments. All MAX deliveries were suspended as of March 13, 2019, upon the FAA emergency order for all U.S. airlines to ground all MAX aircraft. The timeline of future deliveries is uncertain; however, based on Boeing's targeted regulatory approval of MAX return to service in fourth quarter 2019, the Company currently expects to receive seven MAX aircraft deliveries in fourth quarter 2019, with the remaining 34 MAX aircraft originally scheduled for delivery in 2019 shifting into 2020. The FAA will determine the timing of MAX return to service, and the Company offers no assurances that current estimations and timelines are correct. This schedule does not include the Company’s current plans for the retirement of 737-700 aircraft in 2019 and beyond.

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional MAX 8s		Total
2019	7	21		—	16		44	(c)
2020	—	35		—	3		38
2021	—	44		—	—		44
2022	—	27		14	—		41
2023	12	22		23	—		57
2024	11	30		23	—		64
2025	—	40		36	—		76
2026	—	—		19	—		19
	30	219	(a)	115	19	(b)	383

(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 firm orders, upon written advance notification as stated in the contract.
(b) To be acquired in leases from various third parties.
(c) Includes three 737 MAX 8 aircraft delivered prior to the March 13, 2019, FAA emergency order issued for all U.S. airlines to ground all MAX aircraft.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; Income tax rate, non-GAAP; and 12 month rolling income tax rate, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include a gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737–300 aircraft and a number of spare engines, to a third party. These aircraft were previously retired as part of the Company's exit of its Boeing 737-300 fleet. The gain was not anticipated, and the Company associates it with the grounding charge recorded in third quarter 2017.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; Income tax rate, non-GAAP; and 12 month rolling income tax rate, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended September 30, 2019, the Company generated $716 million in free cash flow, calculated as operating cash flows of $1.1 billion less capital expenditures of $375 million. For the nine months ended September 30, 2019, the Company generated $2.4 billion in free cash flow, calculated as operating cash flows of $3.2 billion less capital expenditures of $766 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.